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                                                                                                EXHIBIT 12

                                                 JDN REALTY CORPORATION
                                     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                 (DOLLARS IN THOUSANDS)

                                  Nine Months Ended
                                    September 30,                     Year Ended December 31,
                                 -----------------      ---------------------------------------------------

                                   1997      1996         1996       1995       1994       1993       1992
                                 -------   -------      -------    -------    -------    -------    -------
Fixed Charges:
  Interest expense (including    $ 6,338   $ 6,873      $ 9,414    $ 8,747    $ 7,276    $ 6,444    $ 7,898
  amortization of deferred
  debt cost)
  Interest capitalized             2,918     1,455        1,993      1,538        343         -         102
                                 -------   -------      -------    -------    -------    -------    -------

      Total Fixed Charges        $ 9,256   $ 8,328      $11,407    $10,285    $ 7,619    $ 6,444    $ 8,000
                                 =======   =======      =======    =======    =======    =======    =======

Earnings:
  Income (loss) before income
    tax benefit, net gain (loss)
    on real estate sales
    extraordinary items and
    cumulative effect of change
    in accounting principle      $19,659   $12,084      $16,682    $10,782    $ 5,227    $(1,196)   $(1,650)
  Plus: Fixed charges              9,256     8,328       11,407     10,285      7,619      6,444      8,000
  Less: Capitalized interest       2,918     1,455        1,993      1,538        343         -         102
                                 -------   -------      -------    -------    -------    -------    -------
      Total earnings             $25,997   $18,957      $26,096    $19,529    $12,503    $ 5,248    $ 6,248
                                 =======   =======      =======    =======    =======    =======    =======

Ratio of Earnings to
  Fixed Charges                     2.81      2.28         2.29       1.90       1.64          *          *

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* The Company's earnings were inadequate to cover fixed charges for the years ended December 31, 1993 and 1992 by $1.2 million and $1.8 million, respectively.